057 Putnam Europe Equity Fund attachment
6/30/05

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended June 30, 2005, Putnam Management
has assumed $23,269 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters


72DD1 (000s omitted)

Class A		4,235
Class B		1,201
Class C		31

72DD2 (000s omitted)

Class M		78
Class R		0

73A1 (000s omitted)

Class A		0.2630
Class B		0.1060
Class C		0.1110

73A2 (000s omitted)

Class M		0.0920
Class R		0.2290

74U1 (000s omitted)

Class A		15,794
Class B		8,872
Class C		252

74U2 (000s omitted)

Class M		739
Class R		0

74V1

Class A		20.79
Class B		20.03
Class C		20.58

74V2

Class M		20.61
Class R		20.75